UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SOUTHERN COMMUNITY FINANCIAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHERN COMMUNITY FINANCIAL CORPORATION
4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500

________________

PROXY STATEMENT
________________

ANNUAL MEETING

The Board of Directors (the "Board") of Southern Community Financial Corporation (the "Company”) hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders to be held:

•	Wednesday, May 23, 2007
•	3:00 p.m. (local time)
•	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on March 30, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the 2006 Annual Report to Shareholders and Form 10-K. The Company anticipated mailing this Proxy Statement on or about April 23, 2007.

You are invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, you are requested to vote on the proposals described in this Proxy Statement by returning the enclosed appointment of proxy.

VOTING OF APPOINTMENTS OF PROXY

Your vote is important. Your shares can be voted at the Annual Meeting only if you attend the meeting or complete the enclosed appointment of proxy. You do not have to attend the meeting to vote. As an alternative, you may vote by executing and returning the enclosed appointment of proxy. The Board has named Merle B. Andrews and Robert L. Davis (the "Proxies") as management proxies in the enclosed appointment of proxy. When appointments of proxy in the enclosed form are properly executed and returned in time for the Annual Meeting, the shares they represent will be voted at the meeting in accordance with the directions given. If no directions are given on how to vote your shares, the appointment of proxy will be voted FOR the three nominees for director in Proposal 1. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment. These matters include, among other matters, approval of the minutes of the 2006 Annual Meeting, consideration of a motion to adjourn the Annual Meeting to another time or place, and matters for which the Company did not receive notice by March 4, 2007. As of the date the Company printed this Proxy Statement, the Company did not anticipate any other matters would be raised at the Annual Meeting.

Record Holders. If you hold shares in your own name, you are a “record” shareholder. Record shareholders may complete and sign the accompanying appointment of proxy and mail it in the business return envelope provided or deliver it in person to the Company.

Street Name Holders. If you hold shares through a broker or other nominee, you are a “street name” shareholder. Street name shareholders who wish to vote at an Annual Meeting need to obtain the proxy materials from the institution that holds their shares and follow the voting instructions on that form.

REVOCATION OF APPOINTMENT OF PROXY

If you give an appointment of proxy in the accompanying form, you may revoke that appointment at any time before the actual voting. To revoke the proxy, notify the Secretary in writing, or execute another appointment of proxy bearing a later date and file it with the Secretary, or vote in person at the meeting as described below. The address for the Secretary is:

Paula L. London, Secretary
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

If you return the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and, provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your prior appointment of proxy will be disregarded.

If you attend the meeting in person, you may vote your shares without returning the enclosed appointment of proxy. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to return the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

QUORUM

The Company's Bylaws provide that the holders of a majority of the Company's outstanding common stock, no par value per share (sometimes referred to herein as the "Shares"), represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the Meeting, the Annual Meeting may be adjourned by the vote of a majority of the Shares voting on the motion to adjourn. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the shares.

HOW YOUR VOTES WILL BE COUNTED

Each Share is entitled to one vote for each matter submitted for a vote, and, in the election of directors, for each director to be elected. Appointments of proxy will be tabulated by one or more inspectors of election designated by the Board.

Proposal 1 — Election of directors. In the election of directors under Proposal 1, the three nominees receiving the highest number of votes will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect. Shareholders are not authorized to cumulate their votes for directors.

EXPENSES OF SOLICITATION

We will pay the cost of this proxy solicitation. In addition to solicitation by mail, the Company’s directors, officers and regular employees may solicit appointments of proxy in person or by telephone. None of these employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse brokerage houses and other nominees their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company’s stock held of record by such persons.

VOTING SECURITIES

As of the record date for the Annual Meeting, there were 17,412,047 Shares issued and outstanding and entitled to vote at the Annual Meeting. The Company is currently authorized to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of the record date for the Annual Meeting, there were approximately 7,520 holders of record of the Company's common stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of each person holding more than five percent of the Shares as of December 31, 2006 (as reported in filings with the Securities and Exchange Commission on behalf of the shareholder listed below).

Name and address of	Shares Currently	Percent of Shares
Shareholders	Beneficially Owned	Beneficially Owned

Jeffrey L. Gendell*	1,119,495	6.41%
55 Railroad Avenue
Greenwich, Connecticut 06830

* As managing member of Tontine Management, LLC (general partner of Tontine Financial Partners, LP) and Tontine Overseas Associates, LLC (investment manager of TFP Overseas Fund, Ltd.).

The following table shows, as of December 31, 2006, the number of shares of common stock owned by each director, director nominee, and principal officer and by all directors and principal officers of the Company as a group:

Beneficial owner (position)	Shares currently owned (1)	Percentage of common stock owned (2)

Don G. Angell (director)	227,367	1.3%

F. Scott Bauer (director, Chairman and CEO)	271,671	1.5%

Edward T. Brown (director)	324,924	1.8%

James G. Chrysson (director)	121,192	*

Jeff T. Clark (President)	94,986	*

James O. Frye (director)	404,573	2.3%

Matthew G. Gallins (director)	91,088	*

Beverly Hubbard Godfrey (director)	3,666	*

David W. Hinshaw (Executive Vice President and CFO)	11,168	*

Lynn L. Lane (director)	16,300	*

H. Lee Merritt, Jr. (director)	15,328	*

Scott C. McLean (Senior Vice President) andTreasTreasurer)	22,753	*

Durward A. Smith, Jr. (director, Vice Chairman)	225,348	1.3%

W. Samuel Smoak (director)	17,000	*

William G. Ward, Sr., M.D. (director)	107,693	*

Directors and principal officers as a group (15 persons)	1,955,057	11.0%

* Owns less than one percent of the outstanding common stock.

(1)
This column includes the number of shares of common stock capable of being issued within 60 days of December 31, 2006, upon the exercise of stock options held by the named individual. For each director and principal officer listed above, the beneficial ownership includes the following number of shares of common stock that are issuable upon exercise of options that are exercisable within 60 days of December 31, 2006: Mr. Angell - 10,000; Mr. Bauer - 73,592; Mr. Brown - 10,000; Mr. Chrysson - 43,492; Mr. Clark - 50,856; Mr. Frye - 50,000; Mr. Gallins - 44,592; Mr. Hinshaw - 10,000; Ms. Lane - 15,000; Mr. Merritt - 10,000; Mr. Smith - 10,000; Mr. Smoak - 15,000; Mr. McLean - 16,217; Dr. Ward - 34,592; principal officers and directors as a group - 393,341. To the Company's knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following common stock which the individual indicates that he or she shares voting and/or investment power: Mr. Bauer - 1,102; Mr. Brown - 161,608; Mr. Chrysson - 35; Mr. Gallins - 23,672; Ms. Godfrey - 3,666; Dr. Ward - 26,268; directors and principal officers as a group - 216,351.

(2)
The ownership percentage of each individual is calculated based on the total of 17,405,940 shares of common stock issued and outstanding at December 31, 2006, plus the number of shares that can be issued to that individual within 60 days of December 31, 2006 upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the total shares outstanding plus the number of shares that can be issued to the entire group within 60 days of December 31, 2006 upon the exercise of all stock options held by the group.

PROPOSAL 1: ELECTION OF DIRECTORS

Board size and membership. Under the Company’s Charter and Bylaws, the number of directors shall be the number the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected. That number cannot be less than six nor more than fourteen. The Company’s Charter and Bylaws also provide that the Board shall be divided into three classes, each containing as nearly an equal number of directors as possible, each elected to staggered three-year terms. The Board, by resolution, has set the number of director seats for the year 2007 at twelve.

Director Independence. Other than F. Scott Bauer, the Company’s Chief Executive Officer, and James O. Frye, the Company’s Executive Vice President until his retirement on December 31, 2004, all of the members of the Board satisfy the independence requirements as stated in the rules of The Nasdaq Stock Market, Inc. Gallins Foods, Inc., for which Matthew G. Gallins, a director of the Company, serves as President, provides beverage supplies to the Company, but the payments for those services did not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market, Inc. The location of the Annual Meeting of the Company is a hotel owned by Southeastern Hospitality, for which Don G. Angell, a director of the Company, serves as Chairman of the Board, but the rental payments for the meeting do not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market, Inc.

Directors to be elected at this Annual Meeting. At this Annual Meeting, three directors will be elected to the Board to three-year terms that expire at the Annual Meeting of Shareholders in 2010 or until their successors are elected and qualified, or until their death, resignation or retirement. These are the Class I directors.

How votes will be counted. Unless you give instructions to the contrary, the Proxies will vote for the election of the nominees listed below by casting the number of votes for each nominee designated by the appointments of proxy. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable.

Votes needed to elect. The three nominees receiving the highest number of votes will be elected.

Nominations. The Nominating Committee has nominated the three incumbent Class I Board members for election. Beverly Hubbard Godfrey has served as a director since her appointment to the Board in January 2007. The other nominees have served as directors since the incorporation of Southern Community Bank and Trust (the predecessor to the Company).

Nominees. The following table shows the names of the nominees for election to the three Board seats, their ages at December 31, 2006, and their principal occupations during the past five years.

Name and age	Principal occupation over last five years

Listed below are the three persons who are nominees for election as Class I directors for three-year terms expiring in 2010:

Matthew G. Gallins, 50	President, Gallins Foods, Inc., Winston-Salem, North Carolina.

Beverly Hubbard Godfrey, 53	President and CEO, Coldwell Banker Triad Realtors, Winston-Salem, North Carolina.

William G. Ward, Sr., M.D., 53	Professor of Orthopedic Surgery, Wake Forest Baptist Medical Center, Winston-Salem, North Carolina.

The Board recommends that the shareholders vote for the election of each of the nominees for director listed above. The three nominees receiving the highest number of votes will be elected.

MANAGEMENT OF THE COMPANY
Directors

The following table shows the names, ages at December 31, 2006, and principal occupations during the past five years of the Company's current Class II and Class III Directors. Directors Edward T. Brown, James O. Frye and H. Lee Merritt, Jr. have served as directors since the acquisition of The Community Bank on January 12, 2004. Each had served on The Community Bank board of directors for at least ten years. Lynn L. Lane has served as a director since her appointment to the Board in May 2004. W. Samuel Smoak has served as a director since his appointment to the Board in July 2005. All the other directors have served since the incorporation of Southern Community Bank and Trust (the predecessor to the Company).

Name and age	Principal occupation over last five years

Listed below are the four persons serving as Class II directors for three-year terms expiring in 2008:

Don G. Angell, 67
Chief Executive Officer, Angell Group (holding company); Chairman of the Board, Southeastern Hospitality (hotels); Chairman of the Board, Meadowbrook of North Carolina (health care); all of Clemmons, North Carolina.

James O. Frye, 67
Retired in December 2004; former Executive Vice President and Vice Chairman of the Board, Southern Community Financial Corporation since January 2004 and President, Chief Executive Officer and Chairman, The Community Bank, Pilot Mountain, North Carolina; President, The Back Forty, Inc.; Board member, Newfound Lake Land & Timber Co.

Lynn L. Lane, 55
Retired in August 2004; former Senior Vice President and Treasurer, R.J. Reynolds Tobacco Holdings, Inc. (now Reynolds American, Inc.), Winston-Salem, North Carolina; director, Charles & Colvard, Ltd. (Nasdaq National Market: CTHR) since May 2005, where she serves on the Audit Committee.

H. Lee Merritt, Jr., 56	Attorney (solo practice); Mount Airy, North Carolina.

Listed below are the five persons serving as Class III directors for three-year terms expiring in 2009:

F. Scott Bauer, 52
Chairman (since January 2002), President (until December 2004) and Chief Executive Officer, Southern Community Financial Corporation since October 2001; Chairman (since January 2002), President (from incorporation until January 2002) and Chief Executive Officer (since incorporation), Southern Community Bank and Trust.

Edward T. Brown, 62	Self-employed farmer, Pinnacle, North Carolina; Board member, Old Belt Farmers, Inc.

James G. Chrysson, 51	Vice President and Co-owner, C.B. Development Co., Inc. (real estate development and construction), Winston-Salem, North Carolina.

Durward A. Smith, Jr., 66	President, NCDI, Inc. (on-site diagnostic services for nursing homes), Winston-Salem, North Carolina since 2005; Chairman, DAC Products, Inc. (manufacturing), Rural Hall, North Carolina.

W. Samuel Smoak, CPA, 56
Executive Vice President, Chief Financial Officer and Director, Cook & Boardman, Inc. (architectural building products), Charlotte, North Carolina, since September 2006; prior to that, retired as President, Treasurer and Chief Financial Officer, the Pleasants Group (building supplies holding company), Winston-Salem, North Carolina.

Director relationships

Board relationships. No director or principal officer is related to another director or principal officer.

Other directorships: Other than director Lynn L. Lane, no director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Board Attendance and Fees

The Board of the Company held twelve meetings during 2006. All directors attended at least seventy-five percent of the meetings. During 2006, non-employee directors received $1,000 for each Board meeting attended, $500 for each committee meeting attended and $100 for participation in an Audit Committee telephone conference call. In addition to these fees, the Chair of the Audit Committee is paid a $10,000 annual retainer. Director fees are expected to remain the same for 2007. It is the policy of the Board that all directors attend shareholder meetings. All directors attended the 2006 Annual Meeting, except H. Lee Merritt, Jr..

Director Compensation. This table sets forth certain information regarding the compensation paid by the Bank to our directors during the fiscal year ended December 31, 2006.

2006 Director Compensation (1)

	Fees Earned or
	Paid In Cash	Total
Name	($)	($)

Don G. Angell	17,300	17,300
Zack W. Blackmon, Sr. (2)	16,000	16,000
Charles R. Bokesch, M.D. (3)	4,100	4,100
Edward T. Brown	23,700	23,700
James G. Chrysson	20,500	20,500
James O. Frye	22,500	22,500
Matthew G. Gallins	21,600	21,600
Lynn L. Lane	29,200	29,200
H. Lee Merritt, Jr.	17,000	17,000
Durward A. Smith, Jr.	24,700	24,700
W. Samuel Smoak	17,200	17,200
William G. Ward, Sr., M.D.	17,500	17,500

(1) For each director listed above, the following number of shares of common stock are capable of being issued upon the vesting of all stock options held by the named individual: Mr. Angell - 10,000; Mr. Blackmon - 10,000; Mr. Brown - 10,000; Mr. Chrysson - 43,492; Mr. Frye - 50,000; Mr. Gallins - 44,592; Ms. Lane - 15,000; Mr. Merritt - 10,000; Mr. Smith - 10,000; Mr. Smoak - 15,000; and Dr. Ward - 34,592.
(2) Mr. Blackmon is not eligible to serve another term under the Company’s bylaws.
(3) Dr. Boekesch retired from the Board in May 2006.

Committees of the Board of Directors

The Board has established the committees described below.

•  Executive Committee. The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board's authority. The Executive Committee held three meetings in 2006. During 2006, the members of the Executive Committee were directors Don G. Angell, F. Scott Bauer (Chair), Zack W. Blackmon, Sr., Edward T. Brown, James G. Chrysson, Durward A. Smith, Jr., and Dr. William G. Ward, Sr.

•  Audit Committee. As outlined in the Audit Committee Charter, the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures, and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. All of the members of the Audit Committee satisfy the Audit Committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc. The Audit Committee held four meetings and seven conference calls during 2006. Please refer to the Audit Committee report below. During 2006, the members of the Audit Committee were directors Don G. Angell, Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), Durward A. Smith, Jr. and W. Samuel Smoak. Directors Lynn L. Lane and W. Samuel Smoak currently serve as the Audit Committee financial experts. The qualifications of each to serve as Audit Committee financial experts are listed above under “Directors”.

•  Nominating and Compensation Committee. The Nominating and Compensation Committee performs the dual roles of: (i) identifying individuals qualified to become Board members; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. The Committee’s nominating functions include, among other things, identifying the names of persons to be considered for nomination and election by the Company’s shareholders and, as necessary, recommending to the Board the names of persons to be appointed to the Board to fill vacancies as they occur between annual shareholder meetings. In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders. Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration. See “Director Nominations” below. The Committee’s compensation functions include establishing the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and providing oversight for the employee benefit plans for the other Company employees. The Committee held three meetings during 2006. Please refer to the compensation committee report below. During 2006, the members of the Committee were directors Don G. Angell, Zack W. Blackmon, Sr., Edward T. Brown, James G. Chrysson (Chair), Matthew G. Gallins, Lynn L. Lane, H. Lee Merritt, Jr., and Durward A. Smith, Jr.

•  Other standing committees and Board officers. The Board has approved four additional standing committees to which certain responsibilities have been delegated. They are the Asset/Liability Committee, the Board Loan Committee, the Trust Committee and the Corporate Governance Committee. Durward A. Smith, Jr. and James G. Chrysson, who are each independent directors as defined in the rules of The Nasdaq Stock Market, Inc., serve as Vice Chair of the Board and lead director of the independent directors, respectively.

Director Nominations

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.smallenoughtocare.com. At such time as there is a need for nominations to the Board, the Company’s bylaws currently require that nominations for election to the Board shall be made by the Nominating Committee appointed by the Board. All members of the Board also serve on the board of directors of our subsidiary bank. The banking laws of the state of North Carolina require directors of a bank to own Shares having at least $1,000 in book value. The nomination of any person for election to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person is made in writing and delivered or mailed to one of the officers of the Company not less than seven days nor more than sixty days prior to any meeting of shareholders called for the election of directors. See “DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS - Nominations of directors” in this Proxy Statement for further details.

Shareholder Communications with Directors

The Company encourages all shareholders who wish to communicate with any of the directors to do so electronically by sending an email to the following address: directors@smallenoughtocare.com or by sending such inquiries by mail to the Chair of the Audit Committee. The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company’s corporate website located at http://www.smallenoughtocare.com. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Report of the Audit Committee

In accordance with its written Charter (which is available on the Company’s corporate website located at http://www.smallenoughtocare.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the consolidated financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Committee Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of The Nasdaq Stock Market, Inc. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited consolidated financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditor’s independence.

The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee: Don G. Angell, Edward T. Brown, Matthew G. Gallins, Lynn L. Lane (Chair), Durward A. Smith, Jr. and W. Samuel Smoak.

Report of the Compensation Committee

The charter for the Nominating and Compensation Committee is available on the Company’s corporate website located at http://www.smallenoughtocare.com. In accordance with its Charter, the Nominating and Compensation Committee develops base salary and short and long term incentive compensation policies for the executive officers of the Company and provides oversight for the employee benefit plans for the other Company employees. As required by its Charter, each member of the committee satisfies the independence requirements for serving on the compensation committee as established by the rules of The Nasdaq Stock Market, Inc. During 2006, all employees of the Company were compensated by the Bank, the principal subsidiary of the Company.

The Nominating and Compensation Committee has sole authority to establish the base salaries and incentive awards for the executive officers of the Company. In January 2006, the Nominating and Compensation Committee met to review the accomplishments and evaluate the performance of the Company’s executive officers during 2005, including the executive officers named in the Executive Compensation section of this proxy statement, and to establish the 2006 base salaries for the executive officers. The financial targets and target executive bonus payments pursuant to the Company’s annual and three-year incentive compensation programs have been established for several years and the committee did not amend those plans at the January 2006 meeting. As a part of this compensation review, the Nominating and Compensation Committee evaluated third party data regarding peer companies based on market capitalization, geographic location, and performance. These North Carolina and national surveys of compensation were prepared by the North Carolina Bankers Association, SNL Securities, and America’s Community Bankers. The Nominating and Compensation Committee discussed these surveys with the Chief Executive Officer. The Chief Executive Officer does recommend executive compensation other than his own. He is not permitted to be present while his compensation is being debated or approved. During the January 2006 meeting, he participated in the discussion of executive compensation other than his own. Following this discussion, the committee established the base compensation for the executive officers for 2006 as required by the Nasdaq rules. At the conclusion of this process, the Nominating and Compensation Committee reported its results to the Board.

Also at the January 2006 meeting, the Nominating and Compensation Committee reviewed comparative information prepared by its special counsel regarding the supplemental retirement benefits of its executive officers. The committee agreed to replace five existing supplemental retirement plans with new plans and to implement a supplemental retirement plan for the Chief Financial Officer. At this meeting, the committee also decided to draft new employment agreements between the Company, the Bank and five officers, including the named executive officers other than Mr. McLean, who is not a party to an employment agreement with the Bank, which replace existing employment agreements that those officers had with the Bank. The employment agreements were completed during 2006, but the supplemental retirement plans remain under discussion.

At the December 2006 meeting, the Nominating and Compensation Committee determined the three-year incentive program to be too difficult to implement with the various changes in the Company’s operations and the three-year incentive program was terminated. Since the Company did not achieve the performance goals under either the short or long term incentive compensation plans, no awards were made to the senior executive officers for 2006. Mr. McLean, who is not considered a senior executive officer of the Company, was granted a bonus, along with other employees of the Bank who were not senior executive officers.

In fulfilling its oversight responsibilities, the Nominating and Compensation Committee discussed and reviewed the Compensation Discussion and Analysis with management. Based on this discussion and review, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the Nominating and Compensation Committee: Don G. Angell, Zack W. Blackmon, Sr., Edward T. Brown, James G. Chrysson (Chair), Matthew G. Gallins, Lynn L. Lane, H. Lee Merritt, Jr., and Durward A. Smith, Jr.

Principal Executive Officers

F. Scott Bauer, age 52, is Chairman of the Board and Chief Executive Officer of the Company. He also served as President of the Company until December 2004. Mr. Bauer became President and Chief Executive Officer of Southern Community Bank and Trust when the Bank was incorporated and served as President until December 2001. Prior to his service with the Bank, Mr. Bauer served as City Executive for Southern National Bank in Winston-Salem, North Carolina, the largest city in the Southern National Bank system, from 1994 until Southern National Bank merged with Branch Banking and Trust Company (“BB&T”) in May 1995, whereupon he continued as City Executive until he resigned to form the Bank in November 1995.

Jeff T. Clark, age 43, became President of the Company in December 2004. Prior to that, he served as Executive Vice President of the Company. Mr. Clark joined the Bank in August 1996 prior to its incorporation and, before becoming President of the Bank on December 31, 2001, served as Executive Vice President of the Bank and was responsible for commercial and retail banking for the Bank.

David W. Hinshaw, age 49, has served as Executive Vice President and Chief Financial Officer of the Company since June 2005. He is a Certified Public Accountant. Prior to joining the Company, he was a Partner and served as the Director of Accounting and Auditing for Cherry, Bekaert & Holland LLP. On March 19, 2007, Mr. Hinshaw resigned from the Company, but his resignation will not become effective until May 15, 2007.

Scott C. McLean, age 42, served as Senior Vice President and Treasurer of the Company from 2005 to February 2007, when he resigned from the Company. Prior to this, Mr. McLean had served as Controller of the Company since May 2004 and prior to that, as Vice President of Accounting and Finance for the Bank.

Executive Compensation

Cash Compensation. During 2006, all employees were compensated by the Bank, the principal subsidiary of the Company. This table sets forth certain information regarding the compensation paid by the Bank to or for our Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in the table (our “named executive officers”) during the fiscal year ended December 31, 2006.

Summary Compensation Table

				Non-qualified
				Deferred	All Other
Name		Salary	Bonus	Comp.	Comp.	Total
and Position	Year	($)	($)	($)	($)	($)
F. Scott Bauer,	2006	315,000	- 0 -	25,890	40,666 (1)	381,556
Chairman and CEO

Jeff T. Clark,	2006	230,000	- 0 -	5,214	29,276 (2)	264,490
President

David W. Hinshaw,	2006	190,000	- 0 -	- 0 -	23,348 (3)	213,348
EVP, CFO

Scott C. McLean,	2006	125,000	3,750	- 0 -	8,492 (4)	137,242
SVP, Treasurer
_____________
(1)
Includes the Bank’s contribution of $15,000 on behalf of the officer under the Bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), the Bank’s accrued cost for providing an automobile of $12,276, the Bank’s payment of long term health care coverage, the Bank’s cost to provide $500,000 in personal term life insurance, and the Bank’s reimbursement of country club fees. Mr. Bauer is capable of being issued 73,592 shares of common stock upon the vesting of all stock options held by him.

(2)
Includes the Bank’s contribution of $12,883 on behalf of the officer under the Bank’s 401(k) Plan, the Bank’s accrued cost for providing an automobile of $10,963, and reimbursement of country club fees.

(3)	Includes the Bank’s contribution of $11,408 on behalf of the officer under the Bank’s 401(k) Plan and reimbursement of country club fees of $11,940.
(4)	The Bank’s contribution on behalf of the officer under the Bank’s 401(k) Plan.

Terms of the Employment Agreements. The Bank was a party to employment contracts with F. Scott Bauer, Chairman of the Board and Chief Executive Officer of the Company, Jeff T. Clark, President of the Company and David W. Hinshaw, Executive Vice President and Chief Financial Officer of the Company. Effective April 28, 2006, these previous agreements were replaced with new Employment Agreements with the officers, the Bank and the Company. The term of each agreement is for three years. On each anniversary of the effective date of the Employment Agreements, the terms are automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the employer or the officer is received 90 days prior to the anniversary date advising the other that the agreement shall not be further extended. The new Employment Agreements automatically terminate when the officers attain age 65. In addition, each officer has the option to terminate his respective agreement upon sixty days' written notice to the employer. While each officer is employed and for two years following termination of employment, the Employment Agreements prohibit each officer from competing with the employer.

Under the Employment Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the employer. Mr. Bauer’s Employment Agreement provides that he shall be nominated to serve as a director of the Bank and the Company and that he be provided long-term care insurance paid up at age 60 (owned exclusively by Mr. Bauer) and term insurance providing a death benefit of up to $500,000. Under each of their Employment Agreements, Mr. Bauer and Mr. Clark are provided with the use of an automobile pursuant to the policies of the employer. Under the Employment Agreements, each officer is entitled to payment of his country club expenses, reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement), and contractual indemnification against liabilities arising out of service as an officer of the employer. Each officer is also entitled to all fringe benefits that are generally provided by the employer for its employees.

Each officer may terminate his employment for good reason, which includes any reduction in base pay, any assignment of duties or responsibilities which are not commensurate with his status (including failure to elect Mr. Bauer to the Board of Directors of the Bank and the Company), any material breach of the Employment Agreement by the employer, or a transfer of the officer’s principal work location more than fifteen (15) miles from his then current principal work location. Following such good reason termination, the employer is required to pay the officer’s base salary for the remaining term of the Employment Agreement and to continue all insurance and medical benefits for the remaining term of the Employment Agreement or until the officer is reemployed or dies.

The Employment Agreements also grant each officer the contractual right to negotiate Salary Continuation Agreements that provide annual benefits upon separation from service at age 62. See “Retirement Benefits” below for a further discussion of the payments under the Salary Continuation Agreements.

The Employment Agreements also provide that in the event of a change in control, as defined in the Employment Agreements, certain payments may be made to each officer and if these payments would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code, the officer will be reimbursed an amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes. See “Potential Payments Upon Termination or Change in Control” below for a further discussion of these payments. The Agreements also provide for reimbursement of legal fees up to $500,000 for Mr. Bauer and Mr. Clark, and up to $250,000 for Mr. Hinshaw, if the officer is required to seek legal advice to enforce his employment agreement following a change in control.

Plan-Based Awards. The following table contains information with respect to incentive compensation that may be awarded to the named executive officers for service during 2006 pursuant to the Bank’s annual bonus compensation plan and the Bank’s rolling three-year long-term incentive compensation plans.

2006 Grants Of Plan-Based Awards

Potential Future Payouts Under
Non-Equity Incentive Plan Awards

Name		Threshold ($)	Target ($)	Maximum ($)
F. Scott Bauer	(1)	110,250	220,500	441,000
	(2)	78,750	157,000	315,000

Jeff T. Clark	(1)	75,500	115,000	230,000
	(2)	34,500	69,000	138,000

David W. Hinshaw	(1)	47,500	95,000	190,000

(1) Annual incentive compensation plan for the year ended December 31, 2006. No awards were made under this plan.
(2) Three year long-term incentive compensation plan for the fiscal years 2004 through 2006. No awards were made under this plan.

Annual incentive compensation plan. These awards are earned during each fiscal year based on the Company’s actual net income as a percentage of the budgeted amount for the year. All awards earned are paid in cash, provided the participants continue to be actively employed by the Bank. The target opportunity is 70% of base salary for Mr. Bauer and 50% of base salary for the other participating officers. The payouts of the target bonus are as follows:

Percentage of budgeted
net income:	95%	100%	105%	110%	115%	120% or more
Payout percentage
of target bonus:	50%	100%	125%	150%	175%	200%

No awards are made if the Company does not achieve at least 95% of the budgeted amount of net income for the year. No awards were made to the named officers for 2006 under the annual incentive plan.

Three-year long-term incentive compensation plans. These awards are earned over rolling three-year periods based upon the Company’s achievement of specific returns on tangible equity established by the Compensation Committee during the three-year period. All awards earned were to be paid in cash, provided the participants continued to be actively employed by the Bank. The target bonus opportunity was 50% of base salary for Mr. Bauer and 30% of base salary for the other participating officers. Base salary for purposes of these calculations was the officer’s base salary during the year preceding payment of the incentive compensation. The payouts of the target bonus were as follows:

Percentage of goal:	80%	90%	100%	105%	110%	115%	120% or more
Payout percentage
of target bonus:	50%	75%	100%	125%	150%	175%	200%

No awards were made to the named executive officers for 2006 under the 2004-2006 three-year long-term incentive compensation plan because the Company did not achieve at least 80% of the goal. The Compensation Committee terminated the three-year long-term incentive compensation plan in 2006 because it determined that evaluation of only return on average tangible equity was an unsatisfactory measure of the Company’s asset growth.

Outstanding Equity Awards at Fiscal Year-End. The following tables contain information with respect to outstanding equity awards of the Company held by the Named Executive Officers at December 31, 2006.

2006 Option Awards

	Number of Securities Underlying			Option	Option
	Unexercised Options (#)			Exercise	Expiration
Name	Exercisable	/	Unexercisable	Price ($)	Date
F. Scott Bauer	30,916		- 0 -	3.45	6/2/07
	18,676		- 0 -	4.83	5/6/08
	24,000		- 0 -	10.04	10/23/13

Jeff T. Clark	3,232		- 0 -	4.05	12/16/07
	15,874		- 0 -	4.83	5/6/08
	15,750		- 0 -	6.51	8/22/12
	16,000		- 0 -	10.04	10/23/13

David W. Hinshaw	10,000		- 0 -	9.25	6/1/15

Scott McLean	7,717		- 0 -	6.58	7/19/11
	5,000		- 0 -	11.33	2/25/14
	3,600		- 0 -	10.05	12/31/14

Option Exercises. The following table contains information with respect to option exercises by the Named Executive Officers during 2006.

Option Exercises During 2006

Option Awards
	Number of Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)

F. Scott Bauer	138,338	671,213

Retirement Benefits. The following table contains information with respect to unfunded nonqualified retirement benefits due to the Named Executive Officers pursuant to certain Salary Continuation Agreements between the Bank and the Named Executive Officers.

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)

F. Scott Bauer	Salary Continuation Agreement	158,402

Jeff T. Clark	Salary Continuation Agreement	44,363

(1) The present value shown is calculated using the benefit accrual balance discounted at the rate of 7.00%.

The Bank is a party to Executive Supplemental Retirement Plans with F. Scott Bauer, Chairman of the Board and Chief Executive Officer of the Company, and Jeff T. Clark, President of the Company. At retirement from employment with the Bank at age 65 or at any other time after attaining age 55, the Salary Continuation Agreements provide each of the named executive officers with a retirement benefit for fifteen years following retirement. The benefits are unfunded and are not intended to constitute a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The annual benefit is a formula based on years of employment times the balance in the pre-retirement account. This amount is currently estimated at $85,083 for Mr. Bauer and $57,199 for Mr. Clark. In the case of disability prior to retirement and the officer is terminated due to such disability, the full benefit is payable. The full benefit is payable at retirement following a change of control of the Company. A "change of control" is defined, under the Salary Continuation Agreements, to mean any of the following events:

•
After the effective date of each Agreement, any "person" (as such term is defined in Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of, in any manner, the election of a majority of the directors of the Bank; or

•	The Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Bank is not the surviving corporation in such transaction; or
•	All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity, or group.

If the officer dies while employed by the Bank, while disabled from employment or after retirement, the Bank shall pay the officer 95% of the accrued value of the benefit to the officer’s beneficiary. If a termination of the officer’s employment by the Bank following a change of control had occurred on December 31, 2006, the value of the benefit under the Salary Continuation Agreements would have been $329,456 to Mr. Bauer and $106,852 to Mr. Clark.

Potential Payments Upon Termination or Change in Control. In addition to the potential payments to the named executive officers noted under “Retirement Benefits” above, the Employment Agreements provide for certain payments to the named executive officers upon any change of control of the Company. A "change of control" is defined, under the Employment Agreements, to mean any of the following events:

(i) The Company consolidates or merges with or into another corporation or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were holders of the Company’s voting securities immediately before the merger or consolidation; or

(ii) After the effective date of the Agreements, any person or persons acting in concert acquires beneficial ownership representing twenty-five percent (25%) or more of any class of voting securities of the Company; or

(iii) During any period of two consecutive years, individuals who constitute the Company’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; unless each new director is elected by a vote of at least two-thirds of the directors who were directors at the beginning of the two-year period; or

(iv) All or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any third party.

Upon a change in control, the employer has agreed to pay each officer a lump sum payment equal to three times the officer’s base salary during the year in which the change in control occurs plus his incentive compensation paid in the previous year. The employer is also required to continue all insurance and medical benefits under the Employment Agreements for the remaining term of the Employment Agreement or until the officer is reemployed or dies, to fully vest the officer in all benefit plans of the employer, and to make matching and profit sharing payments under the employer’s 401(k) plan for that plan year. If these payments to each officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Code, the employer is required to pay the officers an amount necessary to compensate the officers for any applicable excise tax payments, net of all income, payroll, and excise taxes. If a change in control had occurred on December 31, 2006, the total payments to Mr. Bauer, Mr. Clark and Mr. Hinshaw under the Employment Agreements would have been $1,656,952, $1,141,100 and $911,900, respectively.

In the event any officer’s employment is terminated by the employer for any reason other than Cause or the officer terminates his employment for good reason, the Employment Agreements provide that the employer will pay the officer’s base salary for the remaining term of the Employment Agreement and continue all insurance and medical benefits for the remaining term of the Employment Agreement or until the officer is reemployed or dies. Termination for Cause includes termination because of the Officer's intentional act of fraud, embezzlement, or theft, gross negligence or gross neglect of his duties, intentional wrongful damage to the business or property of the employer, breach of his fiduciary duties as an officer or director, material breach of any provision of the Employment Agreement, removal of the officer from office or permanent prohibition from participating in the Bank’s affairs by an order issued by a bank regulator, conviction of the officer for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the officer. As of December 31, 2006, assuming that the insurance and medical benefits would continue for the remaining term of each officer’s Employment Agreement, the estimated cost to the Company to terminate the Employment Agreements without Cause, or if each officer terminated his employment for good reason, would have been $831,373 for Mr. Bauer, $610,890 for Mr. Clark, and $509,748 for Mr. Hinshaw.

Compensation Discussion And Analysis

Compensation Philosophy. Our Company’s general compensation philosophy is that total compensation should be designed to attract and retain executive officers who can create both short-term financial gain for the Company and long-term shareholder value. The Compensation Committee believes that the main objective of the Company’s executive compensation program should be to create a competitive package based upon a pay-for-performance culture. While the Company has grown to in excess of one billion dollars in assets, we are just celebrating our tenth anniversary, so our growth and successful operation is dependent on the ability to attract executive officers with the appropriate experience from other financial institutions to join our Company.

To ensure that the Company can attract the appropriate experienced officers to the Bank, the Compensation Committee believes it must keep compensation levels competitive with the Bank's peer group. The Compensation Committee's strategy is to maintain a structure within the executive compensation program that links executive compensation to the Company’s performance and the individual performances of the executive officers. The Company’s 2006 compensation program was based upon the following principles:

•	Base salaries were targeted to a range of salaries paid to executive officers of similarly sized banks nationwide and North Carolina peer group banks.
•	Annual cash incentive awards were based upon the Company’s performance against its budget.
•	Long-term cash incentive awards were considered for executive officers based upon the Company’s return on tangible equity over a three-year performance period.
•	Long-term compensation rewards result from stock price appreciation from stock option awards to executive officers under the Company’s stock option plans.

While the Compensation Committee believes executive compensation must be attractive enough to encourage executives to join the Company, the committee also intends to maintain compensation practices that reflect the conservative economic culture in which the Company operates. The Company does not provide executive officers with reserved parking spaces, separate dining or other facilities, nor does it defray the cost of personal entertainment or family travel. The health care and other insurance programs of the Company are the same for all eligible employees, including the executive officers.

The Chief Executive Officer recommends base salaries other than his own, primarily for the President and the Chief Financial Officer of the Company. He is also permitted to discuss the targets for incentive compensation, but all final targets are determined by the Compensation Committee. The Chief Executive Officer is not permitted to be present while his compensation is being debated or approved by the Compensation Committee. During 2006, he participated in the discussion of executive compensation other than his own.

The Compensation Committee annually reviews the elements of executive compensation to determine if they are serving the needs of the Company. Several years ago, as the Company’s cash earnings began to mature, the Compensation Committee decided to reduce the use of stock options to reward executive officers for long-term performance and to transition to a long-term cash incentive compensation. However, during 2006 at the end of the first full three years under its long-term cash incentive program, the Compensation Committee determined that its three-year long-term incentive program was not functioning as anticipated because its only metric was the return on tangible equity. The committee determined that return on tangible equity alone was not an adequate measure of the success of the executive officers in creating long-term asset growth of the Company. The Compensation Committee therefore terminated the existing long-term cash incentive compensation program and has not adopted a new one to date. The Compensation Committee will continue to monitor the components of executive compensation and make changes as appropriate to position the Company to be able to attract the best management possible.

Elements of Executive Compensation. In 2006, the Company's compensation program for executive officers consisted of the following elements: annual salary; programs for one-year and three-year performance-based cash awards; periodic grants of options under the Company’s stock option plans; employment agreements between the Bank and the executive officers; annual matching contributions under the Bank’s 401(k) retirement plan (the "401(k) Plan"); non-tax qualified retirement plans for executive officers; and perquisites established by the Compensation Committee. The following sections describe the compensation program for the executive officers of the Company in effect during 2006:

Base Salary. Base salaries for executive officers are reviewed and approved by the Compensation Committee. The Compensation Committee approves salaries based upon a review of the range of salaries earned by executive officers with financial institutions of similar asset size in North Carolina and an analysis of other similarly situated public banking companies nationally. This data was obtained from third party North Carolina and national surveys of compensation prepared by the North Carolina Bankers Association, SNL Securities, and America’s Community Bankers and from staff summaries of compensation information as disclosed in the peer institutions’ periodic reports. For 2006, the Compensation Committee targeted executive salaries close to the mid-point of the ranges. In determining base salaries, the Compensation Committee did not establish performance thresholds or other measures that directly relate base salaries to operating performance, although overall performance of the Company and personal performance were considerations. In 2006, the Compensation Committee increased the base salary of the President of the Company to maintain internal salary ranges.

Incentive Compensation. Incentive compensation awards for executive officers are approved by the Compensation Committee based on each executive officer's base salary and the Company’s achievement of certain performance objectives, such as satisfying budget goals for the annual incentive plan and achieving a certain return on average equity for the three year incentive plan. In some instances, additional objectives that are specific to the executive officer's job function are also considered. The criteria for awarding the annual cash incentives target the Company achieving 95% of its budgeted net income goals. The Company did not achieve the benchmarked net income goal for the year and no awards were made to the executive officers in 2006 under this annual cash incentive program. The criteria for awarding the long-term cash incentives targeted the Company achieving 80% of specific returns on tangible equity over a three-year period. This was the first in a proposed series of rolling long-term incentive plans. It began January 1, 2004, but, as noted above, while the Company did satisfy the return on average tangible equity benchmarks for the first two years of the plan, the Company did not achieve the benchmarked return on average tangible equity over the full three-year period. Therefore, no awards were made to the executive officers under this long-term cash incentive program in 2006. As discussed above, because evaluation of only return on average tangible equity was determined to be an unsatisfactory measure of the Company’s asset growth, the long-term cash incentive plan was terminated in December 2006.

The Compensation Committee has discretion under the annual cash incentive program to consider unusual items that may have impacted earnings of the Company and in the past has made annual awards after such consideration. Even though there were a number of events during 2006 that could have been considered mitigating factors on the Company’s earnings, management recommended and the Compensation Committee decided not to make any awards to executive management and to commit bonus resources to non-executive management and other employees. The Compensation Committee also contributed the amounts that had been accrued for the long-term cash incentive plan to the 2006 annual bonus plan for non-executive management and other employees. Other than the senior executives, all employees who made a substantial contribution to the success of the Bank during the year ended December 31, 2006 were awarded annual cash incentive compensation.

Stock Options. In past years, the Compensation Committee awarded stock options to executive officers as a long-term incentive to align the executives' interests with those of other shareholders and to encourage significant stock ownership. As noted above, the Compensation Committee has attempted to develop a long-term cash incentive plan and to reduce the use of stock options to reward executive officers of the Company. No stock options were granted to the executive officers in 2006. Under the Company’s incentive stock option plans (“ISO Plans”), the Compensation Committee grants to selected key employees options to purchase the Shares at a price equal to the fair market value of the Shares on the date of grant. Eligible employees under the ISO Plans are those key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of the Company and its subsidiaries by reason of the nature and extent of their duties. The option recipients, including the named executive officers, will receive value from these grants only to the extent that the price of the common stock of the Company exceeds the grant price under the ISO Plan.

Employment Agreements. From the incorporation of its predecessor ten years ago, the Company has maintained that its growth was dependent on the stability of its executive management team. Therefore, from the beginning, the Bank has been a party to employment contracts with its executive officers. Effective April 28, 2006, the existing agreements with the senior executive officers were replaced with new employment agreements between the senior executive officers, the Bank and the Company. A description of the material terms of the employment agreements is included under “Executive Compensation.” These employment agreements include both severance and change in control provisions. The Company provided severance benefits because it may be difficult for senior executives to find comparable employment within a short period. Appropriate severance allows the Company to cleanly separate the executive officer and avoid prolonged contact with the Company’s employees. The Company provides change in control payments to reward the executive officers for their efforts in building the Company while reducing the reluctance of the executive officers to pursue potential transactions that might benefit the long-term interests of shareholders but involve a change in control of the Company. Because Federal tax rules limit the amounts that each executive officer may receive in the event of a change in control, the Compensation Committee agreed to provide Mr. Bauer, Mr. Clark and Mr. Hinshaw with reimbursement of any applicable excise taxes in the event of a change of control. Following a change in control, the surviving entity could refuse to comply with its obligations under the employment agreements with the executive officers, or could institute litigation seeking to have the employment agreements declared unenforceable, or could take or attempt to take other action to deny executive officers the benefits intended under the employment agreements. In such circumstances, the purpose of the employment agreements would be frustrated. The Compensation Committee believes that the executive officers should not be required to incur the expenses associated with the enforcement of their rights under the employment agreements, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the executive officers under the employment agreements. The employment agreements therefore also provide legal fee reimbursement up to certain limits so that the executive officers will not be forced to negotiate settlement of their rights under the employment agreements under threat of incurring expenses.

Matching Contributions to 401(k) Plan. The 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), designed to provide additional incentive and retirement security for eligible employees of the Bank. All Bank employees over the age of 21 are eligible to participate in the 401(k) Plan. The executive officers of the Company participate in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Under the 401(k) Plan, each eligible employee of the Bank may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that may lower the maximum contributions of more highly compensated participants. The Bank matches 100% of an employee’s contributions to the 401(k) Plan up to a maximum limit of 6% of the employee’s compensation. The Board believes that tying the financial interests of the employees to those of the shareholders will result in enhanced shareholder value. Therefore, employees may direct the Bank match to be invested in common stock of the Company purchased on the open market and employees may elect to have their 401(k) Plan funds used to purchase additional Shares on the open market.

Supplement Executive Retirement Plan. Because of Federal rules that limit the amount of compensation that may be deferred under the Bank’s 401(k) plan, several years ago the Bank established a non-tax qualified retirement plan for certain executive and senior officers (“SERP”) to supplement the amount that such officers can defer under the Bank’s 401(k) plan. The SERP is designed to provide a retirement benefit to the officers at their normal retirement dates. The benefit is payable for fifteen years following retirement. Material provisions of the SERPs are described under Executive Compensation. The Bank has purchased life insurance policies on the lives of the participating executive officers in order to provide future funding of the benefit payments under the SERPs.

Perquisites and other benefits. In addition to the benefits described above, the Company provides its executive officers with certain other perquisites that the Compensation Committee considers to be usual and customary within the Company’s peer group to assist the Company in remaining competitive in the market for experienced management. For instance, the Bank provides the Company’s chief executive officer with use of an automobile, long term health care insurance, personal term life insurance, reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement), and payment of his country club expenses. The President of the Company is provided with the use of an automobile, payment of his country club expenses, and reimbursement of the officer’s cost for disability insurance (including compensation for the federal and state income taxes imposed as a result of the reimbursement). For additional information regarding the perquisites made available to the Company’s executive officers during 2006, please see the description of the employment agreements under Executive Compensation and the “All Other Comp.” column of the Summary Compensation Table.

Executive management also participates in the Bank’s employee benefit plans, including medical and dental plans and other insurance programs, on the same basis as all eligible employees. Banking regulations prohibit executive management from participating in employee discount programs for certain Bank products.

Company Transactions with Directors and Officers

In 2006, the Company’s principal subsidiary, Southern Community Bank and Trust, has had, and expects to have in the future, transactions in the ordinary course of the Bank’s business with directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral, and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectibility or presented other unfavorable features.

As required by the rules of the Nasdaq Stock Market, Inc., the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company’s Audit Committee. For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations. In addition to the rules of the Nasdaq Stock Market, Inc. and the related SEC regulations, the Company ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company’s interest that will lead to any personal gain or benefit.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and principal officers of the Company are required by federal law to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Shares. Based solely on a review of reports filed by the Company on these individuals’ behalf, all such required reports were timely filed, except that director Blackmon filed one transaction late.

PERFORMANCE GRAPH

The following graph provides an indicator of the cumulative total shareholder returns for the Company as compared with the Nasdaq Composite Index and SNL Securities’ Southeast Bank Index. Historical price performance during this period may not be indicative of future stock performance.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Southern Community Financial Corporation	100.00	95.44	158.73	151.33	134.48	152.72
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58
SNL Southeast Bank Index	100.00	110.46	138.72	164.50	168.39	197.45

Source: SNL Financial LC, Charlottesville, VA

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Company’s independent certified public accountant for the year ended December 31, 2006 was Dixon Hughes PLLC (“Dixon Hughes”), which is expected to be retained by the Audit Committee as the Company’s independent certified accountant for the year ended December 31, 2007. Representatives of Dixon Hughes will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit fees. Audit fees include fees billed, or expected to be billed, to the Company by Dixon Hughes in connection with the annual audit of the Company’s 2006 financial statements, the audit of the Company’s restated 2005 financial statements, review of the Company’s interim financial statements, issuance of consents, review of press releases, the audit of internal controls over financial reporting, and FDICIA attest services. The aggregate fees billed or expected to be billed to the Company by Dixon Hughes for audit services rendered to the Company for the fiscal years ended December 31, 2005 and 2006 are $209,070 and $244,450, respectively.

Audit-Related fees. Audit-related services consist of an employee benefit plan audit, and accounting consultations. The aggregate fees billed to the Company by Dixon Hughes for audit-related services during the fiscal years ended December 31, 2005 and 2006 were $17,674 and $20,200 respectively.

Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Company by Dixon Hughes for tax related services during the fiscal years ended December 31, 2005 and 2006 were $25,768 and $20,275, respectively.

All other fees. There were no additional fees billed to the Company by Dixon Hughes during the fiscal years ended December 31, 2005 and 2006.

In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged. The Audit Committee Charter also permits the Audit Committee to delegate to one or more designated members of the Committee the authority to grant pre-approvals of permissible non-audit services. The Audit Committee has delegated this authority to its Chair and Vice-Chair.

ANNUAL REPORT

In accordance with the regulations of the Securities and Exchange Commission (“SEC”), the Company's 2006 Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements and schedules, accompanies this Proxy Statement. No part of the 2006 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made.

The Company will furnish any exhibit to the Form 10-K upon payment of the cost of copying the exhibit, upon written request to:

Susan B. Steele, Controller
Southern Community Financial Corporation
4605 Country Club Road
Winston-Salem, North Carolina 27104

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

How to submit proposals for possible inclusion in the 2008 proxy materials: For shareholder proposals to be considered for inclusion in the proxy materials for the Company's 2008 Annual Meeting, any such proposals must be received at the Company's principal office (currently 4605 Country Club Road, Winston-Salem, North Carolina 27104) not later than December 20, 2007. In order for a proposal to be included in the Company’s proxy material for an Annual Meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Shares entitled to be voted on that proposal at that Annual Meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that Annual Meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities and Exchange Act or related SEC regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder proposals after December 20, 2007: Proposals submitted after December 20, 2007 will not be included in the proxy materials for the 2008 Annual Meeting. However, if a shareholder wishes to have a proposal considered at the 2008 Annual Meeting as other business, any such proposals should be delivered to the Company’s principal office no later than March 4, 2008. Management proxies shall have discretionary authority to vote on any proposals received after March 4, 2008.

Nominations of directors: The nomination of any person for election to the Board may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to the Company’s Secretary at the principal office of the Company not less than seven days nor more than 60 days prior to the date of the meeting at which the directors are elected. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of stock of the Company which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chair of the shareholders’ meeting, and upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

OTHER MATTERS

Management knows of no other matters that will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors.

F. Scott Bauer
Chairman of the Board and Chief Executive Officer

4605 Country Club Road
Winston-Salem, North Carolina 27104
Telephone: (336) 768-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 23, 2007

To the Shareholders:

The Annual Meeting of the Shareholders of Southern Community Financial Corporation (the "Company") will be held on:

●	Wednesday, May 23, 2007
●	3:00 p.m. (local time)
●	Village Inn Golf & Conference Center
Exit 184, Interstate 40
Clemmons (Forsyth County), North Carolina

or at any adjournment thereof, for the following purposes:

●	To elect three directors to serve three-year terms, expiring at the Annual Meeting of Shareholders in 2010 or until their successors have been elected and qualified.

●	To transact such other businesses as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on March 30, 2007, are entitled to notice of, and to vote, at the meeting and any adjournments thereof. The Company's stock transfer books will not be closed.

Please complete, date and sign the enclosed proxy and return it promptly in the enclosed pre-paid envelope. As many shares as possible should be represented at the meeting, so even if you expect to attend the meeting, please return the enclosed proxy. By doing so, you will not give up the right to vote at the meeting. If you return the proxy and then attend the meeting, you may notify the Secretary that you wish to vote in person, and the Company will disregard the proxy you return, provided you do vote in person or otherwise validly revoke your proxy. (For more details, see the attached Proxy Statement.)

By order of the Board of Directors,

F. Scott Bauer
Chairman of the Board and Chief Executive Officer
April 19, 2007

SOUTHERN COMMUNITY
FINANCIAL CORPORATION
4605 Country Club Road, Winston-Salem, NC 27104

APPOINTMENT OF PROXY SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS OF
SOUTHERN COMMUNITY FINANCIAL CORPORATION
FOR THE ANNUAL MEETING TO BE HELD MAY 23, 2007

1.  ELECTION OF DIRECTORS:
     Election of three Class I directors to serve three-year terms expiring at the Annual Meeting in 2010:
     Instructions: Check the appropriate box. To vote for some nominees but not others, cross out the name(s) of those for whom you do NOT wish to vote.
     Matthew G. Gallins Beverly Hubbard Godfrey William G. Ward, Sr., MD
     □  FOR the nominees listed above (except as crossed out).
     □ WITHHOLD authority to vote for the nominees listed above.
2.  OTHER BUSINESS:
     The Proxies may vote in their discretion at the meeting or any adjournment thereof on any proper business.

Date: ___________, 2007
  ______________________________________
Signature of Shareholder
______________________________________
Signature of Shareholder

Please sign above exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer. If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.

HOW TO COMPLETE THIS APPOINTMENT. The shares represented by this Appointment of Proxy will be voted as you direct below.

●	If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign below without marking any boxes.
●	If you wish to vote in another way, mark the appropriate box or cross out the name of any nominee for whom you do not wish to vote.
●
If you do not mark any boxes, the Proxies will vote the shares represented by this Appointment of Proxy according to the recommendation of the Board of Directors, that is, FOR the three director nominees listed below. Should other matters properly come before the meeting, they will vote the shares in accordance with their best judgment.

To ensure that a quorum is present at the Annual Meeting. Because business can be transacted at the meeting only if a quorum is present, it is important that you sign and return this Appointment of Proxy even if you plan to attend the meeting. Then, if you wish to vote differently, revoke this Appointment of Proxy when you arrive at the meeting.
How to revoke this Appointment of Proxy. You may revoke this Appointment of Proxy any time before it is exercised by the Proxies. To do so, you may either (1) file another Appointment of Proxy dated at a later time with the Company Secretary; or (2) attend the meeting and tell the Secretary that you wish to vote in person and actually vote in person or otherwise validly revoke your Appointment of Proxy.
How to return this Appointment of Proxy. Whether or not you plan to attend the Annual Meeting, please return this Appointment of Proxy in the enclosed envelope. No postage is necessary if you mail it in the United States.
Board recommendation. The Board of Directors recommends a vote FOR the election of the director nominees listed below.

APPOINTMENT OF PROXY: The undersigned shareholder of Southern Community Financial Corporation, a North Carolina corporation (the "Company"), hereby appoints Merle B. Andrews and Robert L. Davis, or either of them (the "Proxies"), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 23, 2007, at 3:00 p.m., at the Village Inn Golf & Conference Center, Exit 184, Interstate 40, Clemmons (Forsyth County), North Carolina, or at any adjournment thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals set forth below and described in the proxy statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting, or any adjournment thereof, then that one shall have and may exercise all the powers hereby conferred.
The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

— Please complete and sign on the other side —